Exhibit 10.1

Employment Agreement

This Personal Employment Agreement (the “Agreement”) is entered as of this 1st day of July, 2011 (the “Effective Date”), by and between MEDGENICS, INC., a company organized under the laws of the State of Delaware (the “Company”) with principal U.S. offices located at 555 California Avenue, Suite 311, San Francisco, California  94104; and CLARENCE L. “BUTCH” DELLIO, whose address is 4432 Grays Court, Concord, California  94518 (the “Executive”).

WITNESSETH

WHEREAS,
the Company was established for the purpose of engaging in the research and development, production and sale of products and/or services in the areas of life sciences, biotechnology and/or medical devices; and

WHEREAS,	the Company desires to engage the Executive as Chief Operating Officer; and

WHEREAS,	the Executive represents that he has the requisite skill and knowledge to serve as such; and

WHEREAS,	the parties desire to state the terms and conditions of the Executive’s engagement by the Company, effective as of the Effective Date, as set forth below.

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Appointment; Term
1.1
The Company hereby appoints the Executive as Chief Operating Officer of the Company and, in such capacity, the Executive shall be subject to the direction of the Company’s Executive Chairman of the Board (the “Chairman”) and the Company’s Chief Executive Officer (the “CEO”).

1.2
The Executive’s employment hereunder shall be for a term of one (1) year commencing the Effective Date (the “Term”).  The Term shall automatically extend for one (1) additional year on each subsequent anniversary of the Effective Date (the “Automatic Extension”), unless either party provides sixty (60) days advance written notice to the other of such party’s desire not to renew.  If the Automatic Extension is terminated, then Executive’s employment hereunder shall terminate as of the last day of the then current Term, subject to earlier termination pursuant to Section 7 below.

2.	Position
During the term of this Agreement:
2.1
The Executive shall be expected to work on average approximately 50% of an average work week of an executive in a similar position with a public company of similar size and nature as the Company.  The Executive understands and agrees that his duties may require that he work more than 50% of an average work week, but that he shall not be entitled to any over-time pay as a result of any additional hours worked. The parties expect that the Executive will convert to a full-time basis, and shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company in the future upon the mutual agreement of the parties.  During the period that the Executive is working on a part-time basis, the Executive may be employed by or provide services to other entities, provided that such entities are not engaged in or related to the therapeutic protein business or in any way competitive with the Company.  During the period that the Executive is working on a full-time basis, the Executive may not be employed by nor provide services to any other entity, nor engage directly or indirectly in any other work or business, without the prior, express, written permission of the Company.

2.2
The Executive shall be responsible for coordinating the overall execution of the Company’s business plan, as adopted by the Company’s Board of Directors (the “Board”), in cooperation and coordination with the Chairman, the CEO and other members of management.

2.3
The duties, responsibilities, authority and position of the Executive and the organizational structures implicit in them may be changed by the Company from time to time, as the Chairman or the Board deems necessary, and reasonable efforts to work with and accommodate the Executive with such changes will be made; however, the Company retains the right of sole discretion to make such changes.

2.4
The Executive undertakes to notify the Company, immediately and without delay, of any interest or matter in respect of which he may have a personal interest or is likely to create a conflict of interest with his role in the Company.

2.5
In the performance of the Executive’s duties under this Agreement, the Executive shall adhere to such employment standards, ethical practices and standards of care and competence as are customary for employees holding similar positions with employers similar to the Company.

3.	Place of Work
In connection with the Executive’s employment by the Company, the Executive shall be based at the current principal U.S. offices of the Company in San Francisco, California, or at such other place as is otherwise appropriate to the functions being performed by the Company.  Because the majority of the Company’s business is currently located in Israel, the Executive acknowledges that the performance of his duties hereunder may require domestic or international travel.

4.	Salary; Bonus
4.1
The Company shall pay the Executive as compensation for the employment services hereunder a monthly gross salary (“$12,500”) per month (payable in bi-weekly installments on the 15th and last day of each calendar month), during the term of the Executive’s engagement hereunder (the “Salary”).  Salary and all other compensation payable to the Executive shall be paid minus required payroll withholdings and deductions for federal, state and local income, FICA, unemployment compensation, disability and other similar taxes or assessments.

4.2
The Salary and additional benefits to which the Executive shall be entitled hereunder (including bonuses) shall be reviewed by the Compensation Committee of the Board on an annual basis; and, in the discretion of the Compensation Committee, the Executive’s Salary may be adjusted and/or additional benefits shall be granted to the Executive hereunder.  It is the intention to increase the Salary by 100% at such time as the parties mutually agree that the Executive shall be a full-time employee.

4.3
The Executive shall be eligible to receive an annual cash bonus with respect to each fiscal year of the Company during the Term of up to an amount equal to 30% of Salary on an annualized basis, as determined by the Compensation Committee of the Board, in its sole discretion, which shall be based upon objective and subjective corporate and personal performance criteria as established by the Chairman and the Compensation Committee of the Board (the “Goal Bonus”).  If awarded, the Goal Bonus shall be payable at such time as bonuses similar to Goal Bonus are paid to other members of management.

5.	Benefits
5.1
The Executive shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses arising out of travel, lodging, meals and entertainment whether in the U.S. or abroad, provided Executive provides proper documentation and provided further that such business expenses are within an expense policy approved by the Board.  In addition, the Company shall reimburse the Executive a portion of his regular commuting costs by paying the Executive $100 per month (pro rata for any partial month).

5.2
The Executive shall be entitled, in addition to U.S. public holidays, to twenty (20) days of paid time off (“PTO Days”) per calendar year, prorated for any partial year and ratably accrued with each pay period. A maximum of one year’s entitlement to PTO Days may be accumulated if unused, beyond which any PTO Days will be forfeited by the Executive if not utilized during the year in which they are allocated.

5.3
The Executive shall be entitled to participate in all senior manager employee benefit plans or programs of the Company for employees located in the United States, whether now offered or offered at any time during the term of this Agreement, including any medical, dental, dependent coverage, disability, retirement, pension or 401(k) plans and sick leave, to the extent Executive is eligible therefor.  The Company, in its sole and absolute discretion, may discontinue, reduce or otherwise change any benefit now or hereafter offered to its work force or senior managers.

5.4
The Executive shall be granted options to purchase up to 40,000 shares of the Company’s common stock pursuant to the Company’s Stock Incentive Plan, as the same may be amended.  Such options shall vest in four (4) equal annual installments, with options to purchase the first 10,000 shares vesting upon the first anniversary of the Effective Date.  Such options shall have a ten-year term and an exercise price of $3.64 per share and shall be subject to the terms and conditions of the Company’s Stock Incentive Plan, as the same may be amended, and pursuant to the standard form of option agreement which the Company may use.

5.5
Any tax liability in connection with any of the benefits provided to the Executive, including the options (including with respect to the grant, exercise, sale of the options or the shares receivable upon their exercise) shall be borne solely by the Executive.

6.	Termination
6.1
Voluntary Termination – The Company and the Executive shall each have the right to terminate this Agreement for any reason by giving the other party at least thirty (30) days advance written notice of the effective date of termination.

6.2
Termination With Cause – The Company may terminate the Executive’s employment immediately upon written notice for cause.  For purposes of this Agreement, termination for “cause” shall mean and include:  (a) conviction of a felony involving moral turpitude or affecting the Company or its subsidiaries; (b) any refusal to carry out a reasonable directive of the Chairman or the Board which involves the business of the Company or its subsidiaries and was capable of being lawfully performed; (c) embezzlement of funds of the Company or its subsidiaries; (d) any breach of the Executive’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith); (e) any breach of this Agreement by the Executive and the failure to cure the same to the satisfaction of the Company within fifteen days of written notice from the Company specifying in reasonable detail such breach; or (f) any conduct (other than in good faith) materially detrimental to the Company or its subsidiaries, including, but not limited to, sexual harassment and violence.

6.3
Termination Upon Death or Disability - The Company may terminate the Executive’s employment immediately upon the death of the Executive or after having established the Executive’s disability. For purposes of this Agreement, “disability” means a physical or mental infirmity that impairs the Executive’s ability to substantially perform his duties under the Agreement that continues for a period of at least ninety (90) consecutive days.

6.4
Except as otherwise provided in Section 6.5 below, on the effective date of termination, the Executive, or his estate in the case of death, shall be paid all wages and benefits through the effective date of termination and thereafter all obligations of the Company under this Agreement shall cease.  Upon termination, the Executive shall remain bound by specific obligations set forth in this Agreement, as indicated in the applicable Sections of this Agreement.  From and after the delivery of a notice of termination by either the Executive or the Company, the Executive shall, at the Company’s request, cooperate with the Company and use his best efforts to assist in the integration into the Company’s organization the person or persons who will assume the Executive’s responsibilities.

6.5
Severance – In the event that the Company terminates the Executive without cause (as defined in Section 6.2), the Company shall continue to pay Salary (as and when provided in Section 4.1) to the Executive for the period ending six (6) months after the effective date of such termination (the “Severance Period”) as severance.  The Executive shall not be entitled to any other benefits set forth in Articles 4 or 5 during the Severance Period.

7.	Proprietary Information
7.1
The Executive acknowledges and agrees that he may have access to confidential and/or proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company’s product research and development, including, without limitation, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, even if not patentable, or not protectable or protected by copyright laws, shall be deemed to be and is referred to as “Proprietary Information”.

7.2
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form, but excluding information that (a) was known to the Executive prior to his association with the Company and can be so proven; (b) shall have become a part of the public domain except as a result of a breach of this Agreement by the Executive; or (c) shall have been received by the Executive from a third party having no obligation to the Company.

7.3
The Executive agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during and after the termination of his employment with the Company for any reason, the Executive will keep in strict confidence and trust all Proprietary Information, and the Executive will not use, disclose or provide access to any Proprietary Information or anything relating to it without the written consent of the Board.

7.4
Upon termination of his employment with the Company, the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company, and he will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.5
The Executive recognizes that the Company has received and may receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment with the Company and for a period of three (3) years after the effective date of termination of his employment with the Company for any reason, the Executive undertakes to keep and hold all such information in strict confidence and trust, and he will not use, disclose or provide access to any of such information without the prior written consent of the Board, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company’s agreement with such third party. Upon termination of his employment with the Company, the Executive shall act with respect to such information as set forth in Section 7.4, mutatis mutandis.

7.6
The Executive acknowledges that (i) in his relationship with the Company he may have access to material, non-public inside information about the Company, and (ii) the Company is a public company with securities listed and traded on the NYSE Amex and on the AIM Market operated by the London Stock Exchange.  The Executive agrees that he is subject to and shall comply with all laws, rules and regulations, applicable to trading in Company stock, including those prohibiting trading on material, non-public inside information.  In addition, the Executive agrees to comply with the Company’s Code of Business Conduct and Ethics and such other codes or policies of conduct as may be adopted or amended by the Board.

7.7	The Executive’s undertakings in this Section 7 shall remain in full force and effect after termination of this Agreement or any extension hereof.

8.	Disclosure and Assignment of Inventions
8.1
The Executive understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that, as an essential part of his employment with the Company, he is expected to make new contributions to and create inventions of value for the Company. Executive agrees to share with the Company all his knowledge and experience, provided however that Executive shall not disclose to the Company any information which Executive has undertaken to third parties to keep confidential or in which third parties have any rights.

8.2
As of the Effective Date of this Agreement, the Executive undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company’s business or current or anticipated research and development, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment (“Inventions”).

8.3
The Executive agrees that all Inventions that (a) are developed using equipment, supplies, facilities or Proprietary Information of the Company, (b) result from work performed by him for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company (“Company Inventions”).

8.4
The Executive  agrees with the Company that all Company Inventions and all products developed or derived therefrom are and shall be owned exclusively by the Company, and the Executive shall have no rights in or to such Company Inventions.    The Executive hereby irrevocably transfers and assigns to the Company: all right, title and interest in and to (a) the Company Inventions, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein, and (b) any and all “Moral Rights” (as defined below) that he may have in or with respect to any Company Invention.  To the extent applicable, all copyrightable works shall be considered works made for hire owned exclusively by the Company.  The Executive also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”, in all cases.  The Executive will not file any patent applications for Company Inventions other than in the name of the Company (other than such patent applications which are required by law to be filed by such Executive but which shall immediately thereafter be assigned for no or nominal consideration to the Company).

8.5
To the extent that the Executive owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that block or interfere with the rights assigned to the Company under this Agreement (collectively, “Related Rights”), the Executive hereby grants or will cause to be granted to the Company a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable the Company to exercise all of the rights assigned to the Company under this Agreement.

8.6
The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries.  The Executive agrees to execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  The Executive’s obligations under this Section 8.6 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. The Executive hereby irrevocably appoints the CEO of the Company, including future CEO’s or corresponding officers of the Company or successor companies, as his attorney-in-fact to execute documents on his behalf for this purpose.

8.7	The Executive’s undertakings in this Section 8 shall remain in full force and effect after termination of this Agreement or any extension hereof.

9.	Non-Solicitation
9.1
The Executive agrees and undertakes that during the period of his employment and for a period of twelve (12) months following termination of his employment with the Company for any reason, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, solicit, assist in soliciting or employ any person employed by the Company or retained by the Company as a consultant, or any customer or supplier of the Company, on the date of such termination or during the five months preceding such termination.

9.2
If any one or more of the terms contained in this Section 9 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

9.3	The Executive’s undertakings in this Section 9 shall remain in full force and effect after termination of this Agreement or any extension hereof.

10.	Mutual Representations
10.1
The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (b) do not require the consent of any person or entity.

10.2
The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound, and (b) do not require the consent of any person of entity.

10.3
Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

11.	Notice; Addresses
11.1	The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

11.2
All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, three business days from the date of mailing; if delivered by hand, upon actual delivery or proof of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by facsimile or other electronic mail shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

12.	Miscellaneous
12.1	The preamble to this Agreement constitutes an integral part hereof.

12.2	Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

12.3
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

12.4
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

12.5
Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

12.6
This Agreement is personal and non-assignable by the Executive. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of prior agreements, promises, covenants, arrangements, communications, representations the Company.

12.7
This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all negotiations, undertakings, agreements, representations or warranties, whether oral or written, by any officer, employee or representative of the Company or any party thereto; and any prior agreement of the parties hereto or of the Executive and the Company in respect of the subject matter contained herein is hereby terminated and cancelled.  Any modification to the Agreement can only be made in writing, signed by the Executive and the Chairman or other executive officer of the Company as designated by the Board.

12.8
The Company shall have all the rights and remedies at law or in equity.  The Executive recognizes and affirms that in the event of breach of any of the provisions of Section 7 (Confidential Information), 8 (Intellectual Property) or 9 (Non-Solicitation), money damages may be inadequate and there may be no adequate remedy at law.  Accordingly, the Company shall have the right, in addition to any other right or remedy existing in its favor, to enforce such Sections not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security in order to enforce or prevent any violations (whether anticipatory, continuing or future) of any of the provision of such Sections (provided that the Company can make a showing of harm or damage in an appropriate court proceeding).  All of the provisions of Sections 7, 8 and 9 and this Section 12 shall survive the termination or expiration of this Agreement until the expiration of the applicable statute of limitations.

12.9
This Agreement will be governed by and construed in accordance with the laws of the State of California, excluding that body of law pertaining to conflict of laws.  Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in the Northern District of California and the parties hereby irrevocably consent to the personal jurisdiction and venue therein.

12.10
This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

/s/ Eugene A. Bauer	/s/ Clarence L. Dellio
MEDGENICS, INC.	Clarence L. Dellio

By:	Eugene A. Bauer,
Executive Chairman of the Board of Directors